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                                            American Skandia Life Assurance Corporation
                                                 One Corporate Drive, P.O. Box 883,
                                                     Shelton, Connecticut 06484

                                               Endorsement - Percentage Death Benefit

This Endorsement is attached to either an individual deferred annuity or to a certificate representing interest in a group deferred annuity.  If attached to a certificate, the term "Owner" below is replaced by the term "Participant." If the terms of the contract and those of this Endorsement conflict, the provisions of this Endorsement shall control.  The benefit provided pursuant to the terms of this Endorsement is a "Percentage Death Benefit".

Effective Date:  The effective date for the Percentage Death Benefit described in this Endorsement is shown in the Schedule
Supplement.

Death Benefit:  During the Accumulation Period we add the amount payable under this Percentage Death Benefit to any other death benefit payable under this Annuity or any applicable amendment, rider or endorsement attached thereto.  The method of calculating the Percentage Death Benefit is described in this Endorsement.  The provisions applicable to any other death benefit are described in your Annuity or any applicable amendment, rider or endorsement attached to your Annuity.  All such provisions regarding the eligibility, limits of applicability, including any suspension period due to a change in any designation, modes of payment to
Beneficiaries or any other provision regarding the death benefit other than the method of calculation apply to this Percentage
Death Benefit unless specifically indicated in this Endorsement.  This Percentage Death Benefit does not replace any other death benefit provided.

Percentage Death Benefit: The Percentage Death Benefit depends on the Effective Date of this Endorsement and the circumstances under which it is elected.

If the Effective Date of this Endorsement is:  (1) the Issue Date of the Annuity; (2) the date of any spousal continuation of the
Annuity; or (3) the date a spouse contingent Annuitant becomes the Annuitant when the Annuity is owned by an entity, then the
Percentage Death Benefit is a percentage of the lesser of (a) and (b) where:

       (a)    is any "Growth" as defined below plus any amount added to the Account Value as of the date the death benefit is payable resulting from any minimum death benefit provided by the Annuity or any applicable amendment, rider or endorsement attached to it; and

       (b)    is the "maximum basis of the benefit" shown in the Schedule Supplement.

In all other circumstances where the Effective Date of this Endorsement is after the Issue Date of the Annuity to which it is attached, the Percentage Death Benefit is the lesser of the applicable percentage of any "Growth" as defined below and the maximum basis of the benefit shown in the Schedule Supplement.

The applicable percentage and the maximum basis of the benefit are shown in the Schedule Supplement.

"Growth" equals the Account Value in the Variable Sub-accounts and the Interim Value in the Fixed Accounts of the Annuity as of
the date the death benefit becomes payable before addition of any amounts due pursuant to this Percentage Death Benefit or any minimum death benefit under the Annuity or any applicable amendment, rider or endorsement attached to it, less (a) and (b); where:

       (a)    is the "Purchase Payments" for the Annuity reduced proportionately by the amount of any withdrawals; and

       (b)    is an amount equal to any recovered "credits", as defined below.

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Each withdrawal reduces the Purchase Payments by the same ratio as the amount of the withdrawal to the Account Value prior to such withdrawal.

"Credits" are amounts we may provide pursuant to your Annuity that, in accordance with its terms, are subject to recovery upon the death of the decedent if death occurs within a time period specified in your Annuity.  Credits are recovered as provided in your
Annuity or any amendment thereto.

Charge for the benefit:  Any charge for this benefit is deducted from your Account Value in arrears. The charge is a percentage of your Account Value as of the date the charge is assessed.  The amount of the charge, the timing of the deduction and frequency with which we make the deduction are shown in the Schedule Supplement.  We deduct the charge pro-rata first from the Account Value in the variable investment options of your Annuity.  When there is not sufficient Account Value in the variable investment options to pay the charge, we deduct any remaining portion of the charge from any fixed investment options.  Any amounts deducted from the fixed investment options will be deducted first from the Fixed Allocation with the shortest amount of time remaining to the end of its Guarantee Period, and then from the Fixed Allocation with the next shortest amount of time remaining to the end of its
Guarantee Period, etc.; and if there are multiple Fixed Allocations with the same amount of time left in each Guarantee Period, as between such Fixed Allocations we first take Account Value from the Fixed Allocation that has the shorter Guarantee Period.  No market value adjustment applies to any deduction for this purpose from the fixed investment options.

If the Effective Date of this benefit is other than the Issue Date of the Annuity, the initial charge will be calculated pro-rata for the period from the Effective Date to the date the first charge is due.

We make a final charge if:  (1) the Percentage Death Benefit is terminated for any reason other than this benefit being paid; (2)
you surrender your Annuity; or (3) you elect to begin Annuity Payments.  Any final charge due is a pro-rata amount of the charge for this benefit for the period from the last deduction, or the Effective Date of this benefit if payable before the date of the first charge, until the date the final charge is payable.

Effective Date after the Issue Date:  For purposes of this Percentage Death Benefit, if the Effective Date shown in the Schedule
Supplement is after the Annuity's Issue Date:

       (a)    We treat your Account Value on the effective date of this Endorsement as if it was a Purchase Payment; and

       (b)    We ignore all Purchase Payments and withdrawals that occurred before this Endorsement's Effective Date.

Exchanges:  We do not guarantee that this benefit will be available upon an exchange of the Annuity to which this Endorsement is attached to any other annuity we offer.  However, should this Endorsement be attached to an Annuity issued as a result of an exchange of a prior annuity we issued, then all calculations and limitations based on Purchase Payments described in this
Endorsement and on the Schedule Supplement are based on:

       (a)    all Purchase Payments applicable to the benefit prior to such exchange; plus

       (b)    all Purchase Payments for the Annuity to which this Endorsement is attached other than the initial Purchase Payment.

Elective Termination:  You may terminate this benefit at any time by contacting us at our Office, as defined in the Annuity.  We may require you to submit this Endorsement and the Schedule Supplement.

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Termination on Payment of the Benefit:  Except as specified below, this Percentage Death Benefit ends upon payment of any amount due according to the terms of this Endorsement.  The Percentage Death Benefit may "restart" if a spouse who is the sole
Beneficiary elects to continue the Annuity or, while the Annuity is owned by an entity, the Annuitant dies and any contingent
Annuitant is the spouse of the Annuitant.  The Percentage Death Benefit will only restart if the applicable sole spouse
Beneficiary or contingent Annuitant is eligible for this benefit as of the date of any such "restart".  If the Percentage Death
Benefit "restarts", then we treat your Account Value as of the date of due proof of the death of the decedent spouse or Annuitant, as applicable, as if it was a Purchase Payment; and ignore all Purchase Payments and withdrawals that occurred before that date.

Termination Due to Deemed Distribution of all Taxable Gain:  We reserve the right to terminate this Percentage Death Benefit as of the effective date of any transaction which we, in our sole discretion, consider to result in all the taxable gain in your Annuity being deemed distributed under applicable provisions of the Internal Revenue Code of 1986, as amended from time to time.  Such transactions include, but are not limited to, a loan from the Annuity, if permitted, a pledge or assignment of the Annuity as collateral or for any other purpose, or a transfer to a new owner without adequate consideration.

Termination Upon Change in the Tax Treatment of the Annuity:  Unless we otherwise agree, this Percentage Death Benefit is terminated as of the effective date of any transaction which we, in our sole discretion, consider to result in a change in usage of the Annuity to which this Endorsement is attached, to the extent that such change would alter the applicable treatment of the
Annuity under the Internal Revenue Code.

Termination or Modification to Comply with Tax Requirements:  We may terminate or modify this Percentage Death Benefit if, in our sole discretion, we determine that this benefit or any feature thereof has an adverse impact on the income taxation of the Annuity to which it is attached, the benefit payable pursuant to this Endorsement or the tax treatment of the charges for this benefit.
We will notify you if coverage is terminated or modified for these reasons.  Should we modify this benefit due to tax reasons, we will offer you the opportunity to terminate coverage.

                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                             ------------------------------------------
                                                             President